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                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant |X|
Filed by a party other than the registrant |_|


Check the appropriate box:
|_|   Preliminary proxy statement
|_| Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive proxy statement
|X|   Definitive additional materials
|_|   Soliciting material pursuant to Rule 14a-12


                               Lenox Bancorp, Inc.
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                (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:
             N/A
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(2)   Aggregate number of securities to which  transactions  applies:
             N/A
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(3)   Per unit price or other underlying value of transaction computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
             N/A
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(4)   Proposed maximum aggregate value of transaction:
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(5)   Total fee paid:
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|_|   Fee paid previously  with  preliminary  materials.
|_|   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:
             N/A
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(3)   Filing Party:
             N/A
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(4)   Date Filed:
             N/A
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                                   May 2, 2001




Dear Fellow Shareholder:

      By now you likely received a letter from Lame alleging we are leveling a personal attack against him. DO NOT BE FOOLED BY LAME! The question before you in this proxy battle is who you should choose as directors of the Company and what affect your choice will have on the financial performance and stock price of the Company. We gave you information regarding Lame's conduct affecting your company that was pertinent to that question. Lame did not dispute the facts.

      We acknowledge the Company has had problems, and we are working hard to address those problems. Remember, Lame joined the Board in 1998 and has overseen the problems experienced by the Company since 1998. Also, Lame presented you with specific numbers about the Company's financial condition without identifying reasons for those numbers. We believe Lame's actions have significantly contributed to the problems experienced by the Company since he joined the Board in 1998.

      1. As a Board member, Lame urged Lenox Savings Bank to buy approximately $15.0 million in loans from his brother-in-law's mortgage company, Mortgage House of America. Remember, when Lame was soliciting support for being appointed to the Board in 1998, his written presentation to the Board stated he thought he could refer up to $9.0 million in loans directly to Lenox Savings Bank and thought he could help raise deposits as well. Instead, Lame not only urged us to to buy loans from Mortgage House of America, but to do so based on interest rates that other Board members questioned.

            o LAME STONGLY ADVOCATED PROJECTIONS THAT INTEREST RATES WOULD FALL FURTHER AS A REASON TO BUY LOANS FROM MORTGAGE HOUSE. IN FACT, INTEREST RATES ROSE RAPIDLY. THE ULTIMATE EFFECT OF LAME URGING US TO DO BUSINESS WITH MORTGAGE HOUSE, AND BEING WRONG ABOUT THE DIRECTION INTEREST RATES WOULD TAKE, WAS A SIGNIFICANT DECREASE IN THE BANK'S NET INTEREST MARGIN, WHICH NEGATIVELY IMPACTED EARNINGS.

      2. The significant decrease in stockholders' equity, and in the liquidity of the Company's stock cited by Lame primarily was due to the substantial stock repurchase program that Lame promoted and approved. The stock repurchase program also had the effect of reducing the Company's return on equity because interest-earning assets were used to fund the stock repurchases.




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Moreover,  Lame also sought to have some of his shares  purchased by the Company following the completion of our repurchase program, which would have made Lame's asserted negative aspects of the program even worse.

      3. Lame identifies the Supervisory Agreement as a negative factor. In fact, the Office of Thrift Supervision cited the uncertainty of who controlled the Company caused by Lame's actions as the reason the Supervisory Agreement was required, and specifically demanded Lame be a signatory to that Agreement.

      4. Lame cites poor earnings, but fails to acknowledge his role in the Company's failure to be profitable since he joined the Board. It has cost the Company a significant amount to fend off Lame's attacks and proposals, which we firmly believe would be harmful to the Company and stockholders. Had the Company's expenses remained at 1998 levels, we believe the Company could have reported a profit in 1999 and 2000. Most recently, Lame has promised to sue because we chose to hire a proxy solicitor because of the proxy fight initiated by Lame. However, Lame has hired a proxy solicitor, and has stated that if he wins, he will have the Company reimburse his expenses. This will take money away from the Company and further impair the ability of the Company to report net income.

      5. Lame cites the failure of the Company to pay dividends to shareholders as a negative issue. As a Board member, Lame insisted that we stop paying dividends, and has informed the Board that he is opposed to paying dividends in the future, regardless of the Company's performance.

      We urge you to take a look at what we have been doing to improve the performance of the Company's primary asset, the Bank. Notwithstanding the distractions caused by Lame, we restructured the Bank's portfolio to eliminate the loans Lame urged us to purchase from Mortgage House, among other things. The effect has been very positive. For the quarter ended March 31, 2001, the Bank reported interest income totaling $1.3 million and net income of $93,000. The Bank's net interest margin is widening, not shrinking. We believe the Bank is well positioned for the future.

                    LAME'S PROPOSED INVESTMENT IN THE COMPANY
                    -----------------------------------------

      Lame is trying to persuade you to vote for him and his nominee by citing his proposal to make additional investments in Company stock. However, he does not tell you what he is talking about. Is he proposing to buy stock from the Company and have the Company sell stock to someone else? On what terms? At what cost?

      The book value of the Company's stock is currently greater than $16.00 per share. If Lame arranges for his Company stock purchases to be made at the current market price of roughly $10.00 per share, what does that mean for you? Last year Lame urged that the Company be sold. If he purchases stock from the Company before arranging for the sale of the Company, your interest as shareholders could be substantially diluted.



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      We urge you to be cautious when considering  Lame's  proposals.  Remember,
Lame claimed he had an interest in helping the Company when he sought a Board seat in 1998. Lame now is using precisely the same type of tactics he used to get on the Board in the first place. We have heard for three years what Lame can do for us. We have not seen any positive results.

      WE URGE YOU NOT TO VOTE FOR LAME.  DO NOTHING WITH THE LAME
GROUP WHITE PROXY.

      We are committed to enhancing shareholder value in any way possible, including through a merger or sale of the Company. The Bank, the Company's primary asset, is currently reporting a profit. We believe that without the distraction and expense of Lame, the Company can be profitable.

      SEND LAME A MESSAGE, VOTE FOR MANAGEMENT'S NOMINEES ON THE
GREEN PROXY CARD.

      YOUR BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN MANAGEMENT'S GREEN PROXY CARD, IN ITS POSTAGE-PAID ENVELOPE, VOTING "FOR" ALL OF ITS NOMINEES.

      PLEASE DO NOT RETURN THE WHITE PROXY CARD TO THE LAME GROUP.

      IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT THEM TO VOTE YOUR SHARES FOR YOUR COMPANY'S NOMINEES ON THE GREEN PROXY CARD.

                                    Sincerely,

                                    /s/ Henry E. Brown

                                    Henry E. Brown
                                    Chairman of the Board

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                             YOUR VOTE IS IMPORTANT

1. The Board of Directors urges you to DISCARD the WHITE proxy card recently sent to you by the Lame Group. A "WITHHOLD AUTHORITY" vote on the Lame Group's White proxy card is not a vote for the Board's nominees. To vote FOR your Company's nominees you MUST execute a GREEN proxy card.
2. If you voted on a White proxy card BUT WISH TO SUPPORT YOUR COMPANY'S NOMINEES, please sign, date and mail the enclosed GREEN proxy card in the postage-paid envelope provided as soon as possible.
3. Remember-only your latest dated proxy will determine how your shares are to be voted at the meeting.


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4.    If any of your  shares  are  held in the name of a bank,  broker  or other nominee, please contact the party responsible for you account and direct them to vote your shares for your Company's nominees on the GREEN proxy card.
5. For assistance in voting your shares, or for further information, please contact Ginny Heitzman, Chief Executive Officer of Lenox Bancorp at (513) 531-8655, or our proxy solicitor:

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IF YOU HAVE ANY  QUESTIONS,  NEED  ANOTHER  COPY OF OUR  APRIL  13,  2001  PROXY
STATEMENT FOR THE ANNUAL MEETING OR NEED FURTHER ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                NEW YORK, NY 10004 CALL TOLL FREE (800) 223-2064
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